Exhibit 21.1

SUBSIDIARIES

	Subsidiary	Jurisdiction of Organization
1.	Bridger Aerospace Australia Pty Ltd	Australia
2.	Bridger Aerospace Defense Services, LLC	Montana
3.	Bridger Aerospace Europe, Sociedad Limitada	Spain
4.	Bridger Aerospace Group Holdings, LLC	Delaware
5.	Bridger Aerospace Group, LLC	Delaware
6.	Bridger Aerospace, LLC	Montana
7.	Bridger Air Tanker, LLC	Montana
8.	Bridger Air Tanker 1, LLC	Montana
9.	Bridger Air Tanker 2, LLC	Montana
10.	Bridger Air Tanker 3, LLC	Montana
11.	Bridger Air Tanker 4, LLC	Montana
12.	Bridger Air Tanker 5, LLC	Montana
13.	Bridger Air Tanker 6, LLC	Montana
14.	Bridger Air Tanker 7, LLC	Montana
15.	Bridger Air Tanker 8, LLC	Montana
16.	Bridger Aviation Repair, LLC	Montana
17.	Bridger Aviation Services, LLC	Delaware
18.	Bridger Bighorn, LLC	Montana
19.	Bridger Ground Support, LLC	Montana
20.	Bridger Merger Corp.	Cayman Islands
21.	Bridger Software, LLC	Montana
22.	Bridger Solutions International, LLC	Montana
23.	Bridger Solutions International 1, LLC	Montana
24.	Bridger Solutions International 2, LLC	Montana
25.	Bridger Training Services, LLC	Montana
26.	Bridger Tanker, LLC	Montana
27.	BTOF (Grannus Feeder) – NQ L.P.	Delaware
28.	Ensyn BioEnergy Canada, Inc.	Canada
29.	Firetrac.com, LLC	Montana
30.	Ignis Technologies, Inc.	Delaware
31.	Mountain Air, LLC (d/b/a Bridger Aerospace)	Arkansas
32.	Northern Fire Management Services, LLC	Montana
33.	Whitepeak BioEnergy, LLC	Delaware
34.	Wildfire GP Sub IV, LLC	Delaware